CONFIRMING STATEMENT


This statement confirms that the undersigned has authorized and designated James L. Swarts, Thomas J. Noack and Jeffery D. Aberdeen or either of them to execute and file on the undersigned?s behalf all Forms?3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Commerce Bancshares, Inc. The authority of James L. Swarts, Thomas J. Noack and Jeffery D. Aberdeen under this statement shall continue until the undersigned is no longer required to file Forms?3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Commerce Bancshares, Inc., unless earlier revoked in writing. The undersigned acknowledges that neither James L. Swarts, Thomas J. Noack nor Jeffery D. Aberdeen is assuming any of the undersigned's responsibilities to comply with Section?16 of the Securities Exchange Act of 1934.



Date Elected:	February 8, 2013				/s/ Terry Bassham
								Terry Bassham